Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

MONDOVI, Wis., January 30, 2004/PR Newswire/ – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today its financial results for the quarter and year ended December 31, 2003.

For the quarter ended December 31, 2003, operating revenue increased 11.7%, to $85.2 million from $76.3 million for the same quarter of 2002.  For the year ended December 31, 2003, operating revenue increased 14.2%, to $334.7 million from $293.1 million for 2002.  Operating revenue included fuel surcharges of $3.1 million and $14.1 million for the quarter and year ended December 31, 2003, compared with $2.6 million and $5.5 million for the quarter and year ended December 31, 2002.  Excluding fuel surcharge revenue, the increase in revenue was 11.3% for the quarter and 11.5% for the year.  The Company measures revenue, before fuel surcharges, or “freight revenue,” in addition to operating revenue, because management believes removing this sometimes volatile source of revenue affords a more consistent basis for comparing results of operations from period to period.

For the quarter ended December 31, 2003, net income increased to $3.5 million from $579,000 for the same quarter of 2002.  For the year ended December 31, 2003, net income increased 98.3%, to $11.8 million from $6.0 million for 2002.

For the quarter ended December 31, 2003, net income per diluted share increased to $0.24 from $0.06 for the same quarter of 2002, on a 46.5% increase in weighted average shares outstanding attributable primarily to the Company’s public offering of common stock completed during the 2003 third quarter.  For the year ended December 31, 2003, net income per diluted share increased 67.2%, to $1.02 from $0.61 for 2002, on an 18.5% increase in weighted average shares attributable primarily to the stock offering.  Diluted earnings per share amounts give retroactive effect in all periods to the Company’s three-for-two stock splits effected in the form of 50% stock dividends paid on July 24, 2003, and December 5, 2003.

Chairman and President Randolph L. Marten stated, “We were pleased with the company’s operating performance during the quarter, as both freight rates and miles per tractor improved compared with the same quarter of 2002.  Average operating revenue per tractor per week increased 6.1%, to $2,955 from $2,784 in the fourth quarter of 2002.  Average freight revenue per tractor per week increased 5.8%, to $2,846 from $2,690 in the fourth quarter of 2002.  Our operating ratio (operating expenses as a percentage of operating revenue) improved to 93.3% for the quarter compared with 98.2% for the same quarter last year.

Our strong balance sheet continued to afford us significant financial flexibility.  At December 31, 2003, we had approximately $19.2 million of marketable securities, $27.9 million of long-term debt, and $144.5 million in stockholders’ equity.”

The Company will host a conference call on Monday, February 2, 2004, at 3:30 p.m. Central Time.  The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 5051838.  For additional information on accessing the call and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.marten.com.

Marten Transport, Ltd. is one of the leading temperature-sensitive truckload carriers in the United States.  The Company specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  The Company’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that constitute forward-looking statements are usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions.  Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant assumptions, risks, and uncertainties.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; a decrease in shipping activity with the Company by one or more major customers; increases or rapid fluctuations in fuel prices and fluctuations in fuel and other surcharge collection, as well as in interest rates, fuel taxes, tolls, and license and registration fees; volatility in the resale value of the Company’s used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; the frequency and severity of accidents; increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including, but not limited to, the effects of revised hours-of-service requirements for drivers effective January 4, 2004.  Readers should review and consider the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

CONTACT: Tom Langenfeld of BlueFire Partners for Marten Transport, Ltd., 612-344-1038, or Randy Marten, President of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share information)	2003	2002	2003	2002

Operating revenue	$85,237	$76,331	$334,667	$293,096
Operating expenses (income):
Salaries, wages and benefits	25,840	23,079	101,023	89,941
Purchased transportation	17,210	17,296	71,133	67,359
Fuel and fuel taxes	14,399	12,300	56,371	43,339
Supplies and maintenance	6,246	5,746	24,838	21,792
Depreciation	7,706	7,060	30,046	27,706
Operating taxes and licenses	1,520	1,456	5,697	5,136
Insurance and claims	4,006	4,287	15,206	14,870
Communications and utilities	907	782	3,326	3,002
Loss (gain) on disposition of revenue equipment	(330)	139	(640)	26
Other	1,987	2,810	7,331	8,064

Total operating expenses	79,491	74,955	314,331	281,235

Operating income	5,746	1,376	20,336	11,861
Other expenses (income):
Interest expense	542	820	2,753	3,479
Interest income	(396)	(378)	(1,517)	(1,252)
	146	442	1,236	2,227
Income before income taxes	5,600	934	19,100	9,634
Provision for income taxes	2,128	355	7,258	3,661
Net income	$3,472	$579	$11,842	$5,973
Basic earnings per common share (1)	$0.25	$0.06	$1.07	$0.63
Diluted earnings per common share (1)	$0.24	$0.06	$1.02	$0.61

(1)   Basic and diluted earnings per share reflect the Company’s three-for-two stock splits effected in the form of 50% stock dividends paid on July 24, 2003 and December 5, 2003.

MARTEN TRANSPORT, LTD.

BALANCE SHEETS
(Unaudited)

	December 31,
(In thousands, except share and per share information)	2003	2002
ASSETS
Current assets:
Marketable securities	$19,219	$—
Receivables:
Trade, less allowances of $793 and $892, respectively	34,582	30,627
Other	7,337	6,561
Prepaid expenses and other	10,034	7,832
Deferred income taxes	3,048	4,311
Total current assets	74,220	49,331
Property and equipment:
Revenue equipment	247,822	233,490
Buildings and land	8,013	8,003
Office equipment and other	7,667	7,338
Less accumulated depreciation	(93,684)	(89,003)
Net property and equipment	169,818	159,828
Other assets	5,557	6,859
	$249,595	$216,018
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$549	$130
Accounts payable	3,683	4,919
Insurance and claims accruals	12,052	12,915
Accrued liabilities	13,379	10,625
Current maturities of long-term debt	5,000	3,571
Total current liabilities	34,663	32,160
Long-term debt, less current maturities	22,857	60,058
Deferred income taxes	47,541	44,580
Total liabilities	105,061	136,798
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 23,000,000 shares authorized; 13,759,776 shares, at December 31, 2003, and 9,544,488 shares, at December 31, 2002, issued and outstanding (1)	138	95
Additional paid-in capital	64,265	10,822
Retained earnings	80,131	68,303
Total stockholders’ equity	144,534	79,220
	$249,595	$216,018

(1)  Shares outstanding reflect the Company’s three-for-two stock splits effected in the form of 50% stock dividends paid on July 24, 2003 and December 5, 2003.

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Operating Statistics:
For period:
Average operating revenue per total mile	$1.29	$1.26	$1.28	$1.23
Average freight revenue per total mile (1)	$1.24	$1.22	$1.23	$1.21
Average miles per tractor (2)	30,058	29,044	120,441	118,624
Average operating revenue per tractor per week (2)	$2,955	$2,784	$2,955	$2,809
Average freight revenue per tractor per week (1) (2)	$2,846	$2,690	$2,831	$2,756
Average miles per trip	1,023	985	1,008	968
Non-revenue miles percentage (3)	6.7%	6.5%	6.7%	6.6%
Total miles – company-employed drivers (in thousands)	46,363	40,493	181,254	158,038
Total miles – independent contractors (in thousands)	19,595	20,085	80,312	79,375

At December 31, 2003, and December 31, 2002:
Total tractors (2)	2,181	2,078
Average age of company tractors (in years)	1.9	1.9
Total trailers	2,835	2,676
Average age of company trailers (in years)	3.9	4.1
Ratio of trailers to tractors (2)	1.3	1.3
Ratio of tractors to non-driver personnel (2)	5.3	5.6

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2003	2002	2003	2002

Net cash provided by operating activities	$4,727	$5,867	$39,194	$38,148
Net cash used for investing activities	13,795	11,524	38,094	29,375

(1)                                  Excludes fuel surcharge revenue.

(2)                                  Includes tractors driven by both company-employed drivers and independent contractors.  Independent contractors provided 585 and 611 tractors as of December 31, 2003, and 2002, respectively.

(3)                                  Represents the percentage of miles for which the Company is not compensated.